Exhibit 2.3

PURCHASE AND SALE AGREEMENT

by and among

MOSAIC CAPITAL INVESTORS I, LP,

TRUE WEST CAPITAL PARTNERS FUND II, L.P. F/K/A SEAM FUND II, L.P.,

MOSAIC CAPITAL INVESTORS LLC, SOLELY IN ITS CAPACITY AS SELLERS’ REPRESENTATIVE,

HOLLANDIA PRODUCE GA INVESTOR CORPORATION,

LOCAL BOUNTI OPERATING COMPANY LLC

and

LOCAL BOUNTI CORPORATION

dated as of

March 14, 2022

i

ii

EXHIBITS AND SCHEDULES

Disclosure Schedules

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of March 14, 2022, is entered into by and among (i) Mosaic Capital Investors I, LP, a Delaware limited partnership, and True West Capital Partners Fund II, L.P. f/k/a Seam Fund II, L.P., a Delaware limited partnership (collectively, the “Sellers” and each, individually, a “Seller”); (ii) Mosaic Capital Investors LLC, a Delaware limited liability company (the “Sellers’ Representative”), solely in its capacity as Sellers’ Representative; (iii) Hollandia Produce GA Investor Corporation, a Delaware corporation (the “Georgia C-Corporation”); (iv) Local Bounti Operating Company LLC, a Delaware limited liability company (“Purchaser”); and (v) Local Bounti Corporation, a Delaware corporation (“Parent”). Reference is hereby made to that certain Purchase and Sale Agreement (the “Master PSA”) entered into contemporaneously herewith by and among the Sellers, Purchaser, Parent, the Sellers’ Representative, Hollandia Produce Group, Inc. Employee Stock Ownership Trust, and Hollandia Produce Group, Inc., a California corporation and member of Georgia C-Corporation. Except where otherwise stated, capitalized terms used but not defined in this Agreement have the respective meanings given them in the Master PSA.

RECITALS

WHEREAS, the transactions contemplated by the Master PSA include the acquisition of all of the issued and outstanding shares of the Georgia C-Corporation from Sellers by Purchaser, and the other transactions contemplated under this Agreement;

WHEREAS, it is a condition and inducement to Parent’s and Purchaser’s willingness to enter into the Master PSA that, concurrently with its execution, the parties hereto enter into this Agreement to effect such transactions;

WHEREAS, all of the issued and outstanding shares of capital stock of the Georgia C-Corporation (the “Shares”) are owned, beneficially and of record, collectively, by the Sellers, and the Georgia C-Corporation owns, beneficially and of record, all of the issued and outstanding Series A Preferred Units of the Georgia Company;

WHEREAS, Purchaser desires to purchase the Shares from the Sellers, and the Sellers desire to sell the Shares to Purchaser, in each case on the terms and conditions set forth herein, such that upon consummation of the transactions contemplated by this Agreement, Purchaser shall be the sole and exclusive owner of all of the Shares and shall be the sole shareholder of the Georgia C-Corporation; and

WHEREAS, as a condition and inducement to Parent’s and Purchaser’s willingness to enter into the Master PSA and this Agreement, concurrently with the execution of the Master PSA and this Agreement, each of the Sellers has executed and delivered to Parent (i) the Registration Rights Agreement in the form attached to the Master PSA as Exhibit B thereto and (ii) an Accredited Investor Questionnaire in the form attached to the Master PSA as Exhibit C thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Agreement” has the meaning set forth in the preamble.

“Approved Indemnification Claim” has the meaning set forth in Section 8.05(b).

“Cash Consideration” has the meaning set forth in Section 2.02.

“Closing” has the meaning set forth in Section 2.03.

“Debt Financing” means any loan to Purchaser, or commitment to make any loan to Purchaser, in whole or in part for the purpose of providing financing to facilitate the transactions contemplated by the Transaction Documents.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 8.05(b).

“Dispute Period” has the meaning set forth in Section 8.05(b).

“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements (or similar definitive financing documents), or any amendments thereto, entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and permitted assigns.

“Georgia C-Corporation” has the meaning set forth in the Recitals.

“Georgia C-Corporation Equity Percentage” means, with respect to either Seller, the percentage set forth opposite such Seller’s name on Section I of the Disclosure Schedules for such Seller.

“Georgia C-Corporation’s Knowledge” or any other similar knowledge qualification means Seller’s Knowledge of either Seller.

“Indebtedness” means with respect to the Georgia C-Corporation, the aggregate amount of (a) all indebtedness for borrowed money, minus any proceeds, or plus any disbursements, pursuant to unwinding any related interest rate protection agreements; (b) all indebtedness representing capital lease obligations, as calculated in accordance with GAAP; (c) all liabilities for the deferred purchase price of any securities, other property or services (including all seller notes, post-closing purchase price adjustments and “earn-out” or other contingent payments calculated at the maximum amount payable thereunder whether contingent or otherwise) with respect to which the

Georgia C-Corporation is liable; (d) any accrued and unpaid interest on and any prepayment premiums, penalties, fees, expenses or similar contractual charges in respect of any Indebtedness repaid at the Closing or that are triggered by the Closing; (e) the Specified Tax Amount, (f) any bank overdrafts, (g) any outstanding management fees payable to True West and Mosaic, and (h) without duplication, any direct or indirect guarantee or indemnity of any indebtedness, obligation or Liability of another Person of a type described in any of clauses (a) through (g) above.

“Parent Share Consideration” has the meaning set forth in Section 2.02.

“Parent Shares” has the meaning set forth in Section 2.02.

“Post-Closing Tax Period” means a taxable period (or portion thereof) that begins after the Closing Date.

“Pre-Closing Tax Period” means a taxable period (or portion thereof) that ends on or before the Closing Date.

“Pre-Closing Taxes” means (a) any Taxes imposed on, or payable by, the Georgia C-Corporation for a Pre-Closing Tax Period (determined, in the case of any Straddle Period, in the manner set forth in Section 6.12(b)) (and, for the avoidance of doubt, including any employment Taxes attributable to a Pre-Closing Tax Period that are deferred to a Post-Closing Tax Period pursuant to the CARES Act or any other corresponding or similar provision of state or local applicable Law); (b) any Taxes of another Person imposed on the Georgia C-Corporation as transferee or successor, by operation of Law, as a result of being, or ceasing to be, a member of a consolidated, combined affiliated, unitary or similar Tax group or by Contract (other than customary Tax indemnification provisions in ordinary commercial agreements or arrangements that are not primarily related to Taxes); (c) the portion of the Transfer Taxes that are the responsibility of the Sellers under Section 6.12(e); (d) any Taxes imposed on, or payable by the Georgia C-Corporation, arising from a breach of any representation or warranty made by the Georgia C-Corporation in Section 4.04 (provided, in each case, disregarding all materiality qualifications for purposes of calculating the applicable Losses); and (e) any Taxes of a Seller hereunder for any taxable period that are imposed on Parent or any of its Affiliates as a result of the failure to withhold the correct amount of Taxes in connection with any payment made pursuant to this Agreement; provided, however, that Pre-Closing Taxes shall not include any Taxes to the extent that such Taxes were reflected in the calculation of the Specified Tax Amount under this Agreement.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchaser Fundamental Representations” means the representations and warranties of Parent and Purchaser contained in Sections 5.01 and 5.04 of the Master PSA and Section 5.04 of this Agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 8.01(b).

“Seller Indemnifying Party” has the meaning set forth in Section 8.02.

“Seller’s Knowledge” or any other similar knowledge qualification means, (i) in the case of Mosaic, the actual knowledge, as of the date hereof, following reasonable inquiry, of Ian Mohler, and (ii) in the case of True West, the actual knowledge, as of the date hereof, following reasonable inquiry, of Iain Douglas.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the Recitals.

“Specified Tax Amount” means an amount, calculated as of the end of the day on the Closing Date, an amount, not less than zero (0), equal to the aggregate amount of liabilities for unpaid Taxes of the Georgia C-Corporation to the extent arising in a Pre-Closing Tax Period (determined, in the case of any Straddle Period, in the manner set forth in Section 6.12(b)); provided, that the calculation of the Specified Tax Amount shall (A) exclude any deferred Tax liabilities established for GAAP purposes, (B) be prepared in accordance with the past practice (including reporting positions, elections and accounting methods) of the Georgia C-Corporation in preparing Tax Returns, (C) include any estimated (or other prepaid) Tax payments only to the extent that such payments have the effect of reducing (not below zero) the particular current Tax liability in respect of which such payments were made and (D) exclude any liabilities for accruals or reserves for contingent income Taxes or with respect to uncertain income Tax positions.

“Straddle Period” means any taxable period beginning before or on the Closing Date and ending after the Closing Date.

“Tax Claim” has the meaning set forth in Section 6.12(d).

“Taxes” means: all taxes, levies, imposts, duties, fees, assessments, or similar government charges, however denominated, including any interest, penalties, criminal sanctions or additions thereto (including any underpayment penalties for insufficient estimated payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any Governmental Authority, which shall include, without limiting the generality of the foregoing, all income, payroll and employment, withholding (including withholding in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person), unemployment insurance taxes, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, value added, transfer, profits or windfall profits, licenses in the nature of, estimated, severance, duties (custom and others), workers’ compensation taxes, premium, environmental (including under Section 59A of the Code), disability, registration, alternative or add-on minimum, estimated, and possessory taxes.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transfer Taxes” has the meaning set forth in Section 6.12(e).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell to Purchaser, and Purchaser shall purchase from the Sellers, all right, title and interest in and to the Shares, in each case for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares (the “Purchase Price”) shall be (a) an amount in cash equal to (i) $12,837,234.53 minus the (ii) the Specified Tax Amount (the “Cash Consideration”); plus (b) 1,364,158 validly issued, fully paid and nonassessable shares (“Parent Shares”) of Parent Common Stock1 (the “Parent Share Consideration”).

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held on the Closing Date. The Closing shall take place by exchange of executed documents by PDF or facsimile or in such other manner as the Sellers’ Representative and Purchaser may mutually agree upon. The effective time of the Closing shall be 12:01 a.m. Eastern Time on the Closing Date. At the Closing, (a) the Sellers’ Representative shall deliver to Purchaser the various certificates, instruments and documents referred to in Section 7.02, (b) Purchaser shall deliver to the Sellers’ Representative the various certificates, instruments and documents referred to in Section 7.03 and (c) Purchaser shall pay the amounts contemplated by, and in accordance with, Section 2.04.

Section 2.04 Estimated Specified Tax Amount. No less than three (3) Business Days before the Closing Date, the Georgia C-Corporation will deliver a reasonably detailed calculation of the Specified Tax Amount for Purchaser’s review and comment. The Georgia C-Corporation shall incorporate any reasonable comments provided by Purchaser into the calculation of the Specified Tax Amount.

Section 2.05 Closing Date Payments. At the Closing, Purchaser shall deliver to the Sellers (to the respective accounts designated by each of them) the following:

(a) an aggregate amount of cash equal to the Cash Consideration, by wire transfer of immediately available funds in accordance with the Estimated Closing Statement, with each Seller to receive a portion of such aggregate amount equal to such Seller’s Georgia C-Corporation Equity Percentage; and

(b) an aggregate number of Parent Shares equal to the Parent Share Consideration, with each Seller to receive a portion of such aggregate number equal to such Seller’s Georgia C-Corporation Equity Percentage (with fractional shares rounded up or down to the nearest whole Parent Share after aggregating all Parent Shares to be issued to each Seller under this Agreement).

[1]	Note to Draft: To be equal to the Georgia C-Corporation shareholders’ pro rata percentage of total purchase price payable in Parent Shares, divided by the Parent Share Value.

Section 2.06 Withholding Tax. Purchaser, the Sellers, the Georgia C-Corporation and their respective Affiliates and authorized agents shall be entitled to deduct and withhold from the consideration payable (directly or indirectly) pursuant to this Agreement all Taxes that Purchaser or such other Person may be required to deduct and withhold under any provision of Law. In the event that any amount is so deducted and withheld, it shall be properly remitted or otherwise accounted for with the applicable Governmental Authority. All such withheld and remitted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to deducting or withholding from any amounts payable to any Person (other than payments in the nature of compensation), such Person shall be given a reasonable opportunity to provide (or cause to be provided) a properly completed certificate or other documentary evidence establishing an exemption or reduction of withholding or deduction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to Parent and Purchaser to enter into this Agreement, each Seller, severally and not jointly, hereby represents and warrants to Parent and Purchaser that, except as set forth in the applicable Sections or subsections of the Disclosure Schedules (with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates, it being agreed that disclosure of any item in any Section or subsection of the Disclosure Schedules shall be deemed disclosed with respect to any other Section or subsection of this Agreement to which the applicability of such item is reasonably apparent on the face of such disclosure without investigation or reference to underlying documentation), the statements contained in Sections 3.01 through 3.06 are true and correct as of the date hereof.

Section 3.01 Organization and Authority. Such Seller is duly organized, validly existing and in good standing under the Laws of the state in which it has been organized, and has all necessary partnership, limited liability company or corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite partnership, limited liability company or corporate action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by each other applicable party) this Agreement and the other Transaction Documents to which such Seller is a party constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Ownership. Such Seller is the sole legal and beneficial owner of the Shares being sold by it pursuant to this Agreement as set forth opposite its name on Section 3.02 of the Disclosure Schedules, and such Seller holds good and valid title to such Shares, free and clear of any Encumbrances. The Seller has the sole right to vote or direct the voting, as applicable, of the Shares, at its discretion, on any matter submitted to a vote of the equityholders of the Georgia C-Corporation. Other than as provided in this Agreement, there are no outstanding equity interests in the Georgia C-Corporation held by such Seller, and there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in the Georgia C-Corporation and held by such Seller or obligating such Seller to acquire or sell any equity interests (including the Shares), or any other interest, in the Georgia C-Corporation. Other than the Organizational Documents of the Georgia C-Corporation, such Seller is not a party to any voting trusts, proxies, registration rights agreements or other agreements or understandings in effect with respect to the voting, disposition, registration, dividends, distributions or transfer of any of the equity interests in the Georgia C-Corporation (including the Shares), or any other interest, in Georgia C-Corporation.

Section 3.03 No Conflict. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; or (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent of, notice to, waiver from, or other action by any Person under, conflict with, result in a violation or breach of, result in loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under or result in the acceleration, termination, amendment, or cancellation of, or result in the creation of any Encumbrance on any Shares pursuant to, any Contract, Permit or other instrument or obligation to which such Seller is a party or by which any such Seller or any Shares are bound or affected, except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not, individually or in the aggregate, be material to be such Seller’s ability to perform or comply with the covenants, agreements or obligations of such Seller herein or in any Transaction Document or to complete the transactions contemplated by this Agreement. Except as set forth in Section 3.03 of the Disclosure Schedules and other than filings as may be required under the HSR Act, no consent, approval, exemption, authorization, Permit, Governmental Order, registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by such Seller, except for such consents, approvals, exemptions, authorizations, Permits, Governmental Orders, registrations, declarations, filings or notices required by or with respect to the Georgia C-Corporation that if not made or obtained would not be material to such Seller’s ability to perform or comply with the covenants, agreements or obligations of such Seller herein or in any Transaction Document or to consummate the transactions contemplated hereby and thereby by such Seller.

Section 3.04 Legal Proceedings. Except as set forth in Section 3.04 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to the actual knowledge, as of the date hereof, following reasonable inquiry, of such Seller, threatened against or by such Seller affecting such Seller’s Shares or seeking to restrain or enjoin the completion of the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.05 Brokers. Except for Lincoln International LLC (“Lincoln”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Documents based upon arrangements made by or on behalf of such Seller

Section 3.06 Investment Representations. Such Seller will acquire its Parent Shares under the terms of this Agreement for its own account for investment only and not with a view to or for sale in connection with any distribution thereof or with any present intention of selling or distributing all or any part thereof (other than to the final beneficial owners of such Seller in connection with the liquidation, dissolution or winding up of such Seller). Such Seller is not a party to any Contract with any other Person to sell or transfer, or to have any other Person sell, on behalf of such Seller, all or any portion of its Parent Shares. Such Seller acknowledges that the Parent Shares have not been and will not be registered under the Securities Act, and may not be reoffered or resold except pursuant to an exemption from the registration requirements of the Securities Act. Such Seller (a) is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act and (b) is sufficiently knowledgeable and experienced in making investments of this type as to be able to evaluate the risks and merits of its investment in the Parent Shares. Such Seller has made such independent investigation of Parent, its management and related matters as such Seller deems to be necessary or advisable in connection with its acquisition of Parent Shares pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE GEORGIA C-CORPORATION

As an inducement to Parent and Purchaser to enter into this Agreement, the Georgia C-Corporation hereby represents and warrants to Parent and Purchaser that, except as set forth in the applicable Sections or subsections of the Disclosure Schedules (with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates, it being agreed that disclosure of any item in any Section or subsection of the Disclosure Schedules shall be deemed disclosed with respect to any other Section or subsection of this Agreement to which the applicability of such item is reasonably apparent on the face of such disclosure without investigation or reference to underlying documentation), the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization, Authority and Qualification.

(a) The Georgia C-Corporation is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and assets, to carry on its business as it is now being conducted and to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Georgia C-Corporation has made available to Parent and Purchaser in the Data Room true and complete copies of its Organizational Documents, each as amended to date. The Georgia C-Corporation is in compliance in all material respects with the provisions of its Organizational Documents. The execution and delivery by the Georgia C-Corporation of this Agreement and the other Transaction Documents to which the Georgia C-Corporation is a party, the performance by the Georgia C-Corporation of its obligations hereunder and thereunder and the consummation by the Georgia C-Corporation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Georgia C-Corporation. This Agreement has been duly executed and delivered by the Georgia C-Corporation and (assuming due authorization, execution and delivery by each other applicable party) this Agreement and the other Transaction Documents to which the Georgia C-Corporation is a party constitute legal, valid and binding obligations of the Georgia C-Corporation, enforceable against the Georgia C-Corporation in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The Georgia C-Corporation is duly licensed, registered, authorized or qualified to carry on business and in good standing (or its equivalent, to the extent such concept is applicable) in the respective jurisdictions set forth in Section 4.01(a) above, which is the sole jurisdiction where the operation of its Business makes such licensing, registration, authorization or qualification necessary, except where the failure to be so licensed, registered, authorized, qualified or in good standing would not, individually or in the aggregate, be material to the Georgia C-Corporation.

Section 4.02 Capitalization.

(a) The authorized, issued and outstanding shares of capital stock of the Georgia C-Corporation are set forth on Section 4.02(a) of the Disclosure Schedules. The Sellers are the record owners of, and have good and valid title to, all of the Shares, free and clear of all Encumbrances. The Shares constitute 100% of the total issued and outstanding shares of capital stock of the Georgia C-Corporation. All of the Shares (i) have been duly authorized and are validly issued and, as applicable, fully paid and non-assessable, (ii) were offered, issued, sold and delivered in compliance in all material respects with all applicable Laws, and (iii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Organizational Documents of the Georgia C-Corporation, or any Contract to which the Georgia C-Corporation is a party or bound.

(b) There are no outstanding equity appreciation, phantom stocks, profit appreciation or participation rights with respect to the Georgia C-Corporation. Other than the Organizational Documents of the Georgia C-Corporation, there are no voting trusts, proxies registration rights agreements or other agreements or understandings in effect with respect to the voting, disposition, registration, dividends, distributions or transfer of any of the equity interests in the Georgia C-Corporation (including the Shares).

(c) There are no Liabilities for, or obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to, or any other payment in respect of, or based on the value or appreciation in value of, any equity interest of the Georgia C-Corporation. All equity interest of the Georgia C-Corporation subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Georgia C-Corporation to repurchase, redeem or otherwise acquire any equity interest of any Person, or to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, return capital to, or make any payment to, any Person. No bonds, debentures, notes or other Indebtedness of the Georgia C-Corporation having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which equity holders of the Georgia C-Corporation may vote are issued or outstanding.

(d) The Georgia C-Corporation has good and valid title to all of the equity interests of the Georgia Company owned of record by the Georgia C-Corporation, free and clear of all Encumbrances. To the Georgia C-Corporation’s Knowledge, all equity interests of the Georgia Company owned of record by the Georgia C-Corporation (i) have been duly authorized and are validly issued and are fully paid and non-assessable, (ii) were offered, issued, sold and delivered by the Georgia Company in compliance in all material respects with all applicable Laws, and (iii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Organizational Documents of the Georgia Company or any Contract to which the Georgia Company is a party or bound. There are no outstanding options, warrants, rights or subscriptions to purchase or otherwise acquire any direct or, to the Georgia C-Corporation’s Knowledge, indirect, equity interest of the Georgia Company or securities or obligations of any kind convertible into or exchangeable or exercisable for any direct or, to the Georgia C-Corporation’s Knowledge, indirect, equity interest of the Georgia Company, nor has the Georgia Company nor the Georgia C-Corporation nor, to the Georgia C-Corporation’s Knowledge, any other Person, entered into or incurred any other binding commitment, agreements, arrangements or obligation that remains enforceable to issue or sell any equity interest in the Georgia Company, or granted to any Person any right that remains enforceable to subscribe for or acquire from it any equity interest in the Georgia Company. Immediately following the Closing, and assuming closing of the transactions contemplated by this Agreement, Purchaser will (i) directly own 100% of the issued and outstanding equity interests of the Georgia C-Corporation and (ii) indirectly own 100% of the issued and outstanding Series A Preferred Units of the Georgia Company.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by the Georgia C-Corporation of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of the Georgia C-Corporation; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Georgia C-Corporation; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent of, notice to, waiver from, or other action by any Person under, conflict with, result in a violation or breach of, result in loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under or result in the acceleration, termination, amendment, or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Georgia C-Corporation pursuant to, any Contract, Permit or other instrument or obligation to which the Georgia C-Corporation is a party or by which any such Person or any of its assets or properties is bound or affected, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not, individually or in the aggregate, be material to the Georgia C-Corporation, taken as a whole. Except as set forth in Section 4.04 of the Disclosure Schedules and other than filings as may be required under the HSR Act, no consent, approval, exemption, authorization, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Georgia C-Corporation in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, exemptions, authorizations, Permits, Governmental Orders, declarations, filings or notices required by or with respect to the Georgia C-Corporation that if not made or obtained would not, individually or in the aggregate, be material to the Georgia C-Corporation, taken as a whole.

Section 4.04 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Georgia C-Corporation have been timely filed (taking into account any valid extensions), and are true, correct and complete in all material respects and all income and other material Taxes that have become due and payable by the Georgia C-Corporation have been timely paid (regardless of whether or not such Taxes were shown as due on a Tax Return).

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Georgia C-Corporation, which extension or waiver is still in effect.

(c) There are no ongoing actions, suits, claims, investigations or other proceedings threatened in writing or ongoing with respect to Taxes by any Governmental Authority against the Georgia C-Corporation. No unpaid or unresolved deficiencies or additions to Taxes have been assessed with respect to the Georgia C-Corporation.

(d) The Georgia C-Corporation (i) has complied in all material respects with all Laws relating to the payment, reporting and withholding of Taxes from payments made to any Person and (ii) has timely withheld and paid over to the appropriate Governmental Authority all material Taxes required to be withhold from amounts paid or owing to any employee, creditor or other third party under applicable Law.

(e) There are no Encumbrances with respect to Taxes upon any of the properties or assets of the Georgia C-Corporation other than statutory Encumbrances for Taxes not yet due and payable and for which appropriate reserves have been established in accordance with GAAP and are not, individually or in the aggregate, material in amount.

(f) No written claim has been made by a Governmental Authority in a jurisdiction in which the Georgia C-Corporation does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction or that it must file Tax Returns in such jurisdiction.

(g) The Balance Sheet reflects all liabilities for unpaid Taxes of the Georgia C-Corporation for all taxable periods (or portions of any periods) through the Balance Sheet Date. The Georgia C-Corporation has not incurred any material Liability for unpaid Taxes after the Balance Sheet Date, except for Taxes arising in the ordinary course of business.

(h) The Georgia C-Corporation has no Liability for the Taxes of another Person (i) as a result of being a party to or bound by any Tax sharing agreement (other than a Contract entered into in the ordinary course of business that is not primarily related to Taxes), (ii) as a result of being, or ceasing to be, a member of any consolidated, combined, unitary, affiliated or similar Tax group (including under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of Law)), (iii) as a transferee or successor or (iv) by operation of Law.

(i) No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into, or issued by any Governmental Authority with respect to material Taxes of the Georgia C-Corporation. The Georgia C-Corporation has not entered into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law).

(j) The Georgia C-Corporation has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(k) The Georgia C-Corporation will not be required to include any item of income or gain in, or exclude any item or deduction or loss from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii) any installment sale or open transaction of the Georgia C-Corporation occurring on or prior to the Closing Date;

(iv) any intercompany transactions of the Georgia C-Corporation occurring on or prior to the Closing Date; or

(v) a deposit, prepaid amount or advance payment received by the Georgia C-Corporation on or before the Closing Date.

(l) The Georgia C-Corporation is not a resident for Tax purposes, nor has a branch or permanent establishment in any country other than the United States.

(m) There is no material property of the Georgia C-Corporation that is escheatable to any state, province or municipality under any applicable escheatment Laws as of the date hereof, including uncashed checks to vendors, customers, or employees, non-refunded over payments, or credits.

(n) The Georgia C-Corporation has not been the beneficiary of a Tax exemption, Tax holiday, or other Tax reduction Contract or Governmental Order.

(o) Within the past two (2) years, the Georgia C-Corporation has not distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed under Section 355 of the Code.

(p) The Georgia C-Corporation has not deferred any (a) “applicable employment taxes” under Section 2302 of the CARES Act, the American Rescue Plan Act or similar law or executive order of the President of the United States, or (b) “applicable taxes” under IRS Notice 2020-65. To the extent applicable, the Georgia C-Corporation has properly complied with all requirements of applicable Law relating to, and has duly accounted for, any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (or a corresponding or similar provision of state or local Law) and Section 2301 of the CARES Act (or a corresponding or similar provision of state or local Law).

(q) At all times since its formation, the Georgia C-Corporation has been treated as a C corporation for federal and applicable state income Tax purposes.

Section 4.05 Brokers. Except for Lincoln, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Documents based upon arrangements made by or on behalf of the Georgia C-Corporation.

Section 4.06 Indebtedness. Except as described in Section 4.06 of the Disclosure Schedules, the Georgia C-Corporation does not have any Indebtedness.

Section 4.07 Holding Company. The Georgia C-Corporation has not owned, and does not currently own, any assets other than the membership interests of the Georgia Company. The Georgia C-Corporation has not been engaged in, and is not engaged in, any trade, business or activity, other than owning the membership interests of the Georgia Company. Except as set forth on Section 4.07 of the Disclosure Schedules, the Georgia C-Corporation has no Liabilities or obligations, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise (and there is no valid basis for any such Liability or obligation or any valid claim in respect thereof) and is not a party to any Contract other than the Organizational Documents of the Georgia Company. Except as set forth on Section 4.07 of the Disclosure Schedules, the Georgia C-Corporation has never conducted any operations of any kind other than with respect to their ownership of membership interests in the Georgia Company.

Section 4.08 No Other Representations and Warranties. Except for the specific representations and warranties expressly made by Sellers in Article III and by the Georgia C-Corporation in this Article IV and the certificates delivered pursuant to Article VII and the specific representations and warranties expressly made by the Warrant Sellers and the Share Seller in Article III of the Master PSA and by Target in Article IV of the Master PSA and the certificates delivered pursuant to Article VII of the Master PSA, and the specific representations and warranties expressly made in Article III of the Georgia UPA and the certificates delivered pursuant to Article VI of the Georgia UPA, (a) neither the Georgia C-Corporation, Sellers, nor any other Person has made or makes, and all such Persons expressly disclaim, any other express or implied representation or warranty, either written or oral, on behalf of any of the Sellers or the Georgia C-Corporation, including any representation or warranty as to the accuracy or completeness of any information regarding the Georgia C-Corporation’s business, affairs, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Georgia C-Corporation’s business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Georgia C-Corporation made available to Parent and Purchaser in the Data Room and its Agents (including in the Data Room management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever), and (b) no officer, agent, representative or employee of any Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth therein and subject to the limited remedies herein provided.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

As an inducement to Sellers and the Georgia C-Corporation to enter into this Agreement, Parent and Purchaser hereby jointly and severally represent and warrant to Sellers as follows:

Section 5.01 Master PSA Representations and Warranties of Parent and Purchaser. Each of the representations and warranties of Parent and Purchaser contained in Sections 5.01, 5.02, 5.04, 5.06, 5.07, and 5.09 through 5.12 of the Master PSA are true and correct as of the date hereof, except as provided in the Master PSA.

Section 5.02 Investment Purpose. Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that none of the issuance, offer or sale of the Shares are registered under the Securities Act, or any state securities Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.03 Sufficiency of Funds; Solvency. Purchaser has or, at the Closing, will have sufficient funds, to make the payments required pursuant to this Agreement and to perform its obligations with respect to the transactions contemplated hereby. Purchaser acknowledges that its obligations set forth in this Agreement are not contingent or conditioned upon any Person’s ability to obtain or have at the Closing sufficient funds necessary to make the payments required pursuant to this Agreement or for Purchaser to perform its obligations with respect to the transactions contemplated hereby. After giving effect to all of the transactions contemplated hereby, Purchaser will (a) be solvent, (b) be able to pay its debts as they become due; (c) own property having a fair saleable value greater than the amounts required to pay debts (including a reasonable estimate of the amount of all contingent liabilities); and (d) have adequate capital to carry on its business.

Section 5.04 Stock Consideration. The Parent Shares to be issued pursuant to the terms of this Agreement have been duly authorized, and upon consummation of the Closing and the issuance of such Parent Shares pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable. The holders of the Parent Shares are not and will not be subject to personal liability by reason of being such holders and the Parent Shares are not and will not be subject to the preemptive rights of any holders of any security of Parent or similar contractual rights granted by Parent; and all corporate action required to be taken for the authorization, issuance and sale of the Parent Shares has been duly and validly taken.

Section 5.05 Non-Reliance. Purchaser and Parent each acknowledge and agree that: (a) in making its decision to enter into this Agreement, the Master PSA and the Georgia UPA and to consummate the transactions contemplated hereby and thereby, Purchaser and Parent have relied solely upon their own investigation and the express representations and warranties of Sellers and the Georgia C-Corporation set forth in Article III and Article IV, respectively, of this Agreement (including the related portions of the Disclosure Schedules) and the certificates delivered pursuant to Article VII of this Agreement and the representations and warranties of the Share Seller, the Warrant Sellers and the Target in the Master PSA (including the related portions of the disclosure schedules to the Master PSA) and the certificates delivered pursuant to the Master PSA and the representations and warranties of the Georgia Share Sellers in the Georgia UPA (including the related portions of the disclosure schedules to the Georgia UPA) and the certificates delivered pursuant to the Georgia UPA and expressly disclaim any reliance on any other information or the absence thereof in entering into this Agreement, the Master PSA and the Georgia UPA; and (b) none of the Sellers, the Georgia C-Corporation, any Affiliates of any Seller or any other Person has made any representation or warranty as to any Seller, the Georgia C-Corporation or this Agreement, except as expressly set forth in Article III or Article IV of this Agreement (including the related portions of the Disclosure Schedules) and the certificates delivered pursuant to Article VII of this Agreement and the representations and warranties of the Share Seller, the Warrant Sellers and the Target in the Master PSA (including the related portions of the disclosure schedules to the Master PSA) and the certificates delivered pursuant to the Master PSA and the representations and warranties of the Georgia Share Sellers in the Georgia UPA (including the related portions of the disclosure schedules to the Georgia UPA) and the certificates delivered pursuant to the Georgia UPA.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Until Closing. From the date hereof until the Closing, the Georgia C-Corporation shall pay all Taxes on a timely basis as they become due and payable, and comply in all material respects with applicable Law. From the date hereof until the Closing Date, (x) the Georgia C-Corporation shall not take any action that would frustrate the purpose of this Agreement or cause any Seller Fundamental Representation to be untrue or inaccurate in any respect, and (y) neither Parent nor Purchaser shall take any action that would frustrate the purpose of this Agreement.

Section 6.02 Access to Information. From the date hereof until the Closing, the Georgia C-Corporation shall: (a) other than in connection with negotiating this Agreement, the Transaction Documents, or any amendment hereto or thereto, afford Purchaser and its Agents reasonable access to and the right to inspect all of the assets, books and records, Contracts, agreements and other documents and data related to the Georgia C-Corporation; and (b) furnish Purchaser and its Agents with such financial and other data and information related to the Georgia C-Corporation as Purchaser or any of its Agents may reasonably request. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor the Georgia C-Corporation shall be required to disclose any information to Purchaser if such disclosure would, in the Georgia C-

Corporation’s sole discretion: (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement. Parent and Purchaser shall abide by the terms of the Confidentiality Agreement with respect to any access or information provided to Parent, Purchaser or any of their Agents pursuant to this Section 6.02.

Section 6.03 Resignations. The Georgia C-Corporation shall deliver to Purchaser written resignations, effective as of the Closing Date, of the directors of the Georgia C-Corporation set forth on Schedule 6.03 attached hereto at least five (5) Business Days prior to the Closing.

Section 6.04 Confidentiality. Following the Closing, each Seller shall maintain, and shall cause its Affiliates to maintain, in confidence any information it or they may have in relation to the Georgia C-Corporation or any Company and such information shall not be disclosed or used by such Seller or its Affiliates without Purchaser’s prior written consent, unless such information is (i) otherwise publicly available through no breach by such Seller or its Affiliates of this Section 6.04 or (ii) required to be disclosed pursuant to any Law or Governmental Order applicable to such Seller or its Affiliates.

Section 6.05 Books and Records.

(a) Purchaser agrees (i) to hold all of the books and records of the Georgia C-Corporation existing on the Closing Date and not to destroy or dispose of any thereof for a period of six (6) years from the Closing Date, or such longer period as may be relevant under any applicable Law and the relevant statute of limitations, and, thereafter, if it is proposed to destroy or dispose of any of such books and records, to offer first in writing at least sixty (60) days prior to such proposed destruction or disposition to surrender them to the Sellers’ Representative and (ii) at any time and from time to time following the Closing Date, to afford the Sellers’ Representative, its Affiliates and their respective Agents, during normal business hours, upon reasonable request, reasonable access to such books, records and other data (including the right to photocopy the same, at the expense of the Sellers’ Representative) and to appropriate employees; provided, that the Sellers’ Representative shall reimburse Purchaser promptly upon demand for all reasonable out-of-pocket expenses incurred by Purchaser in connection therewith; and provided, further, that nothing herein will limit any of the Sellers’ Representative’s rights of discovery in any event.

(b) For a period of six (6) years after the Closing, or such longer period as may be relevant under any applicable Law and the relevant statute of limitations, Sellers shall (i) retain the books and records of such Seller which relate to the Georgia C-Corporation for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser and (ii) upon reasonable notice, afford the employees, agents and Agents of Purchaser reasonable access (including the right to make photocopies, at the expense of Purchaser), during normal business hours, to such books and records, solely as they relate to the Georgia C-Corporation; provided, that Purchaser shall reimburse any such Seller promptly upon demand for all reasonable out-of-pocket expenses incurred by such Seller in connection therewith; and provided, further, that nothing herein will limit any of Purchaser’s rights of discovery in any event.

Section 6.06 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Georgia C-Corporation to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.07 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement; provided, that the foregoing will not restrict or prohibit any party from making any announcement concerning this Agreement or the transactions contemplated hereby that consists of information consistent with the scope and substance of information previously disclosed in press releases, announcements or public filings made by Parent, Purchaser, or the Companies in compliance with this Section 6.07.

Section 6.08 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.09 Conflicts; Privilege . It is acknowledged by each of the parties hereto that certain Sellers and the Georgia C-Corporation have retained McGuireWoods LLP (“McGuireWoods”) to act as their counsel in connection with the transactions contemplated hereby and that McGuireWoods has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement has the status of a client of McGuireWoods for conflict of interest or any other purposes as a result thereof. Parent and Purchaser hereby agree that, in the event that a dispute arises between Parent, Purchaser or any of their Affiliates (including, after the Closing, the Georgia C-Corporation), on the one hand, and any Seller or any of its Affiliates, on the other hand, McGuireWoods may represent such Seller or any such Affiliate in such dispute even though the interests of such Seller or such Affiliate may be directly adverse to Parent, Purchaser or any of their Affiliates (including, after the Closing, the Georgia C-Corporation), and even though McGuireWoods may have represented the Georgia C-Corporation in a matter substantially related to such dispute, or may be handling ongoing matters for the Georgia C-Corporation, Parent and Purchaser, on behalf of themselves and each of their Affiliates, (a) hereby waive any claim they have or may have that McGuireWoods has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Parent, Purchaser or any of their Affiliates (including, after the Closing, the Georgia C-Corporation) and any Seller, McGuireWoods may represent any such party in such dispute even though the interests of any such party may be directly adverse to Parent, Purchaser or any of their Affiliates (including, after the Closing, the Georgia C-Corporation), and even though McGuireWoods may have represented the Georgia C-Corporation in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, Purchaser or the Georgia C-Corporation. Parent and Purchaser further agree that, as to all communications among McGuireWoods and any Seller that relate in any way to the transactions contemplated hereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to such Seller and may be controlled by such Seller and shall not pass to or be claimed by Parent, Purchaser or the Georgia C-Corporation. Notwithstanding the foregoing, if a dispute arises between Parent, Purchaser or the Georgia C-Corporation and a third party other than a party to this Agreement after the Closing, the Georgia C-Corporation may assert the attorney-client privilege to prevent disclosure of confidential communication by McGuireWoods to such third party; provided, however, that the Georgia C-Corporation may not waive such privilege without the prior written consent of Sellers. Sellers, Parent and Purchaser further agree that McGuireWoods and its partners and employees are third-party beneficiaries of this Section 6.09.

Section 6.10 Certain Privileged and/or Confidential Communications.

(a) For purposes of this Section 6.10, the term “Privileged and/or Confidential Communications” means any communication, whether written or oral, electronic or otherwise:

(i) to or from any Seller or any officer, director, employee or agent of the Georgia C-Corporation, McGuireWoods, the Georgia C-Corporation’s and any Sellers’ accountants, the Georgia C-Corporation’s and any Seller’s financial advisors, or any other advisor to the Georgia C-Corporation or any Seller, on the one hand, and any of the foregoing Persons, on the other hand, in all cases, to the extent that such communication (A) is not also to or from any officer, director, employee or agent of Parent or Purchaser, legal counsel to Parent or Purchaser, or any other advisor to Parent or Purchaser, and (B) arises out of or relates to (1) the preparation, negotiation and execution of this Agreement or any other agreement or document executed in connection with the transactions contemplated hereby, or (2) any transaction that any Seller or the Georgia C-Corporation may have considered as an alternative transaction to the transactions contemplated hereby; or

(ii) to or from any Seller or any officer, director, employee or agent of any Seller or the Georgia C-Corporation, McGuireWoods, the Georgia C-Corporation’s or any Sellers’ accountants, the Georgia C-Corporation’s or any Seller’s financial advisors, or any other advisor to the Georgia C-Corporation or any Seller, on the one hand, and any officer, director, employee, financial advisor, legal advisor, other advisor or Agents of any Person that any Seller or the Georgia C-Corporation may have considered in connection with an alternative transaction to the transactions contemplated hereby, on the other hand.

(b) Notwithstanding that the transactions contemplated hereby constitute a sale of the equity interests of the Georgia C-Corporation, neither the Georgia C-Corporation, Parent nor Purchaser shall succeed to the Privileged and/or Confidential Communications. Sellers shall succeed to the Privileged and/or Confidential Communications.

(c) Sellers, Parent and Purchaser each acknowledge and agree that Sellers and the Georgia C-Corporation, through their directors, officers, employees and other agents, engaged in the Privileged and/or Confidential Communications using the Georgia C-Corporation’s resources, and that the Privileged and/or Confidential Communications may be present in the Georgia C-Corporation’s information systems or hard-copy files that, after Closing, continue to be owned or leased by the Georgia C-Corporation (and thereby indirectly are controlled by Parent and Purchaser). Sellers, Parent and Purchaser each acknowledge and agree that:

(i) if Parent or Purchaser discovers, has in its possession or otherwise becomes aware of any Privileged and/or Confidential Communication by virtue of the Privileged and/or Confidential Communications being present in Georgia C-Corporation’s information systems or hard-copy files that, after Closing, are controlled by the Georgia C-Corporation (and thereby indirectly controlled by Parent or Purchaser), then Parent and Purchaser shall be precluded from using, and shall not use or permit to be used, whether by Parent, Purchaser or the Georgia C-Corporation, any Privileged and/or Confidential Communication against any Seller in connection with any claim that may arise out of or relate to any this Agreement, any other Transaction Document, or any other agreement or document executed in connection with the transactions contemplated hereby; and

(ii) Parent and Purchaser acknowledge that after the Closing, neither the Georgia C-Corporation, Parent nor Purchaser may unilaterally waive the attorney-client privilege with respect to any Privileged and/or Confidential Communications without the prior written consent of Sellers.

Section 6.11 Parent Shares.

(a) The Parent Shares to be issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. All recipients of such Parent Shares shall be “accredited investors” as such term is defined in Regulation D. The Parent Shares to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (ii) an exemption from such registration exists and Parent receives an opinion of counsel to the holder of such Parent Shares, which counsel and opinion are reasonably satisfactory to Parent, that such Parent Shares may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. Parent Shares issued pursuant to the terms of this Agreement will bear an appropriate legend and restriction on the books of Parent’s transfer agent to that effect.

(b) The Parent Shares issued by Parent to the Sellers pursuant to the terms of this Agreement shall be reflected in Parent’s books and records in book entry only, and shall be placed in a restrictive class with appropriate notations reflecting the following restrictive legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY U.S. STATE OR OTHER COUNTRY’S SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE OR OTHER COUNTRY’S SECURITIES LAW, OR AN EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT. NO HEDGING TRANSACTIONS MAY BE CONDUCTED WITH RESPECT TO THESE SHARES UNLESS DONE IN COMPLIANCE WITH SAID ACT.”

(c) The Parent Shares to be issued pursuant to this Agreement shall be issued via direct registration with Parent’s transfer agent. No Parent Shares will be issued to any Seller until such Seller shall provide Parent with such Seller’s taxpayer identification number and address pursuant to the terms of this Agreement.

Section 6.12 Tax Matters.

(a) Tax Returns. Purchaser shall prepare and timely file all Tax Returns that are filed after the Closing Date with respect to the Georgia C-Corporation, and shall duly and timely pay all Taxes shown to be due and owing on such Tax Returns; provided, that all such Tax Returns shall be prepared in a manner consistent with past practice of the Georgia C-Corporation, except as otherwise required by applicable Law or an intervening change in facts. Purchaser and the Sellers hereby agree that the taxable year of the Georgia C-Corporation shall terminate for U.S. federal income tax purposes at the end of the day on the Closing Date under Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) as a result of the purchase of the Shares hereunder.

(b) Straddle Period Allocations. For purposes of allocating any Taxes (other than Transfer Taxes) arising in a Straddle Period between the Pre-Closing Tax Period and the Post-Closing Tax Period for purposes of this Agreement, (i) in the case of any Taxes based upon or related to income, receipts or payroll, such Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period by closing the books as of the effective time on the Closing Date and (ii) in the case of any Taxes other than Taxes based upon or related to income, receipts or payroll, be deemed to be the amount of such Tax for the entire taxable period, the amount of such Taxes that are allocated to a Pre-Closing Tax Period or Post-Closing Tax Period, as the case may be, shall be determined by multiplying (A) the amount of such Taxes for the entire Straddle Period by (B) a fraction, the numerator of which is the number of calendar days in the Pre-Closing Tax Period or Post-Closing Tax Period, as the case may be, and the denominator of which is the number of calendar days in the entire Straddle Period.

(c) Cooperation. Each of Purchaser and the Sellers shall provide the other party with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other Tax examination by any Governmental Authority, any Tax refund claim (including in respect of employee retention credits), or any judicial or administrative proceedings related to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, refund claim, proceedings or determination. Any information obtained pursuant to this Section 6.12(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto, except as necessary to be disclosed in connection with such return, audit or examination, refund claim, proceedings or determination.

(d) Tax Claims.

(i) After the Closing, Purchaser, the Georgia C-Corporation and their respective Affiliates shall promptly notify the Sellers’ Representative in writing upon receiving notice from any Governmental Authority of the commencement of any claim, audit, examination, or administrative or court proceeding relating to any Taxes of the Georgia C-Corporation (a “Tax Claim”) for a Pre-Closing Tax Period or a Straddle Period; provided, that no failure or delay on the part of Purchaser in notifying the Sellers’ Representative shall relieve the Sellers from any obligation hereunder except to the extent that they are actually and materially prejudiced as a result of such failure to delay.

(ii) Purchaser shall control the conduct of any Tax Claim; provided, that, if such Tax Claim would be expected to create or increase any indemnification obligation hereunder (taking into account any limitations on indemnification contained in Article VIII), Purchaser shall: (A) permit the Sellers’ Representative to participate (at the Sellers’ own expense) in such Tax Claim, (B) provide the Sellers’ Representative with a timely and reasonably detailed account of each phase of such Tax Claim, (C) reasonably consult with the Sellers’ Representative and offer the Sellers’ Representative a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim and (D) not settle such Tax Claim with first obtaining the Sellers’ Representative’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(iii) In connection with an audit, examination or judicial or administrative proceeding that relates to an income Tax Return of the Georgia Company, Purchaser, the Sellers and the Sellers’ Representative agree to: (A) cause either the “partnership representative” or “designated individual” (within the meaning of Section 6223 of the Code and the Treasury Regulations promulgated thereunder or any similar provision under any state or local Law), to make the election provided for in Section 6226 of the Code (or any similar state or local Law), (B) file any statements or take any other actions required by applicable Law in order to make any such election with respect to any “imputed underpayment” within the meaning of Section 6225 of the Code (or any similar provision of any state or local Law) arising in connection with any such audit, examination or judicial or administrative proceeding and (C) provide each other with any information necessary to make the election described in clause (A) or file any statements or take any actions contemplated by the preceding clause (B).

(iv) Notwithstanding anything in this Agreement to the contrary, this Section 6.12(d) shall control with respect to any Tax Claim.

(e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (each, a “Transfer Tax”) shall be borne and paid equally by Purchaser, on the one hand, and the Sellers, on the other hand. Purchaser, the Sellers and the Sellers’ Representative shall (i) cooperate in the timely filing of any Tax Return with respect to Transfer Taxes, or other document with respect to such Taxes or fees, and (ii) take any actions to mitigate, reduce or eliminate any Transfer Taxes.

(f) Pre-Closing Tax Matters. Without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed), neither Purchaser nor the Georgia C-Corporation shall, with respect to the Georgia C-Corporation, (i) file or amend or otherwise modify any Tax Return that relates to a Pre-Closing Tax Period (other than to file Tax Returns in accordance with Section 6.12(a)), (ii) make or change any election for, or that has retroactive effect to, any Pre-Closing Tax Period (other than an election specifically contemplated by this Agreement), (iii) settle, voluntarily approach, enter into voluntary disclosure agreement with, or file any ruling request with any taxing authority with respect to any Pre-Closing Tax Period, (iv) extend or waive the statute of limitations with respect to any Pre-Closing Tax Period (other than as a result of obtaining an extension of time to file a Tax Return) or (v) cause the Georgia C-Corporation to engage in a transaction on the Closing Date, but after the Closing, that is outside the ordinary course of business, in each case, if such action would reasonably be expected to (A) increase the amount of Taxes payable by any of the Sellers or (B) create or increase any indemnification obligation hereunder (taking into account any limitations on indemnification contained in Article VIII).

(g) Adjustments for Tax Purposes. Any indemnification payments made pursuant to Article VIII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless a different treatment is otherwise required by applicable Law.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) All required filings of Sellers and Parent pursuant to the HSR Act or other antitrust, competition or merger control Laws, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Order or Law shall have been enacted, issued, promulgated, enforced or entered by any court or Governmental Authority which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Sellers and the Georgia C-Corporation contained in Article III and Article IV, respectively, shall be true and correct in all material respects as of the Closing Date (except to the extent any such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date), without giving effect to any limitation as to materiality set forth therein.

(b) Sellers and the Georgia C-Corporation shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Sellers and the Georgia C-Corporation prior to or on the Closing Date.

(c) Closing of the purchase by Purchaser of all of the issued and outstanding Shares (as the term “Shares” is defined in the Master PSA) and Warrants of the Target shall have occurred (or shall be occurring contemporaneously with the Closing) as contemplated by the Master PSA.

(d) Closing of the purchase by Purchaser of all of the issued and outstanding Class B Common Units of the Georgia Company shall have occurred (or shall be occurring contemporaneously with or immediately after the Closing) as contemplated by the Georgia UPA.

(e) The Georgia C-Corporation or the Sellers’ Representative shall have made or tendered, or caused to be made or tendered, delivery to Purchaser of the following documents:

(i) all stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer and with any required stock transfer tax stamps affixed, if any (or in lieu thereof, an affidavit of loss and indemnity satisfactory to Parent);

(ii) a duly executed counterparty signature page to each of the Transaction Documents to which any Seller or the Sellers’ Representative is a party;

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller and the Georgia C-Corporation, dated as of the Closing Date, certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or similar governing body of such Seller and the Georgia C-Corporation authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, (B) that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) applicable to such Seller and the Georgia C-Corporation have been satisfied, and (C) the names and signatures of the officers of such Seller and the Georgia C-Corporation authorized to sign this Agreement and the other documents to be delivered hereunder;

(iv) resignations of the directors of the Georgia C-Corporation pursuant to Section 6.03; and

(v) a properly executed IRS Form W-9 from each Seller.

(f) There shall be no pending or threatened Governmental Order or proceeding by any Governmental Authority which Purchaser in good faith reasonably believe could result in the transactions contemplated by this Agreement being restrained or prohibited or the award of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 7.03 Conditions to Obligations of Sellers and the Georgia C-Corporation. The obligations of Sellers and the Georgia C-Corporation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ or the Georgia C-Corporation’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Parent and Purchaser contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Parent’s and Purchaser’s ability to consummate the transactions contemplated hereby.

(b) Parent and Purchaser shall have made or tendered, or caused to be made or tendered, delivery of the amounts required by, and in accordance with, Section 2.05 and the following documents:

(i) a duly executed counterparty signature page to each of the Transaction Documents to which Parent or Purchaser is a party;

(ii) a duly executed counterparty signature page to the Registration Rights Agreement; and

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent authorizing the execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, (B) that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied, and (C) the names and signatures of the officers of Parent and Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.01 Survival of Representations, Warranties and Covenants.

(a) Except as set forth below in this Section 8.01, the representations and warranties of the Sellers, the Georgia C-Corporation, Parent and Purchaser contained in this Agreement or in any certificates or documents delivered hereunder shall survive for a period of time ending at 11:59 p.m. Eastern Time, on that date which is twelve (12) months after the Closing Date.

(b) The representations and warranties of Sellers and the Georgia C-Corporation contained in Sections 3.01 (Organization and Authority), 3.02 (Ownership), 3.05 (Brokers), 4.01 (Organization, Authority and Qualification), 4.02 (Capitalization), 4.05 (Brokers) 4.06 (Indebtedness) and 4.07 (Holding Company) (collectively, the “Seller Fundamental Representations”) and the representations and warranties contained in Section 4.04 (Taxes) shall, in each case, survive for a period of time ending at 11:59 p.m. Eastern Time on the date on which is 60 days after the longest relevant statute of limitations period expires (including any extensions thereof) (as such statute of limitations period pertains to the underlying subject matter of such representation and warranty, or to the ability of Parent, Purchaser or any third party to make a claim relating to a breach of such representation and warranty, as the case may be, whichever is later).

(c) The Purchaser Fundamental Representations shall survive until the expiration of the applicable statute of limitations.

(d) For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

(e) Any covenant or agreement contained in this Agreement that is to be performed after the Closing shall survive the Closing and remain in full force and effect until fully performed in accordance with its terms. Any claim for a failure of a party hereto to perform or comply with any of its covenants or agreements contained herein that are to be performed on or prior to the Closing shall not survive the Closing.

(f) Notwithstanding anything herein to the contrary, any claim made under and in accordance with this Article VIII prior to the expiration of the applicable period set forth above shall survive until such claim is finally resolved.

(g) This Section 8.01 shall not limit any claim or recovery available to Purchaser (or any additional insured) under the R&W Insurance Policy.

Section 8.02 Indemnification by Sellers. Subject to the provisions of this Article VIII, from and after the Closing, each Seller (the “Seller Indemnifying Parties”) shall, severally (but not jointly), up to its Georgia C-Corporation Equity Percentage, indemnify, defend and hold harmless the Purchaser Indemnified Parties for, from and against all Losses that any Purchaser Indemnified Party may suffer, sustain or incur and that result from, arise out of, relate to, or are caused by, any of the following:

(a) any breach or inaccuracy of any representation or warranty (other than any Seller Fundamental Representation, which shall be indemnifiable pursuant to Section 8.02(b), and any representation or warranty contained in Section 4.04, which shall be indemnifiable pursuant to Section 8.02(c)) of such Seller or the Georgia C-Corporation made in Article III or Article IV or the certificates delivered pursuant to Article VII (in each case, disregarding all materiality qualifications for purposes of calculating the applicable Losses);

(b) any breach or inaccuracy of any Seller Fundamental Representations of such Seller or the Georgia C-Corporation (disregarding all materiality qualifications for purposes of calculating the applicable Losses) contained in this Agreement;

(c) any Pre-Closing Taxes; and

(d) any failure by such Seller, the Georgia C-Corporation or the Sellers’ Representative to perform or comply with any of its covenants or agreements set forth in this Agreement.

Section 8.03 Indemnification by Parent and Purchaser. Subject to the provisions of this Article VIII, from and after the Closing, Parent and Purchaser shall indemnify, defend and hold harmless each Seller and each Seller’s respective officers, directors, employees, attorneys, accountants, representatives and agents (the “Seller Indemnified Parties”) for, from and against all Losses that any Seller Indemnified Party may suffer, sustain or incur and that result from, arise out of, relate to, or are caused by any of the following:

(a) any breach or inaccuracy of any representation or warranty (other than any Purchaser Fundamental Representation, which shall be indemnifiable pursuant to Section 8.03(b)) of Parent or Purchaser (disregarding all materiality and Parent Material Adverse Effect qualifications for purposes of calculating the applicable Losses) contained in this Agreement or the certificates delivered pursuant to Article VII;

(b) any breach or inaccuracy of any Purchaser Fundamental Representations (disregarding all materiality and Parent Material Adverse Effect qualifications for purposes of calculating the applicable Losses) contained in this Agreement; and

(c) any failure by Parent or Purchaser to perform or comply with any covenant or agreement contained in this Agreement.

Section 8.04 Limits on Indemnification. Notwithstanding anything in this Agreement to the contrary, in the absence of a showing of Fraud or intentional breach, the indemnification obligations of each party hereto hereunder shall be subject to the following limitations:

(a) The Purchaser Indemnified Parties shall not be entitled to Losses claimed under Section 8.02(a) unless the aggregate amount of Losses incurred by the Purchaser Indemnified Parties under this Agreement, and the aggregate amount of Losses incurred by the Purchaser Indemnified Parties under the Master PSA and Georgia UPA, respectively, exceeds the Deductible Amount, in which event the Purchaser Indemnified Parties shall be entitled, subject to the other limitations in this Article VIII, to receive indemnification for all Losses in excess of the Deductible Amount. Except in the case of Fraud or intentional breach, the aggregate amount of Losses for which the Sellers shall be required to indemnify the Purchaser Indemnified Parties pursuant to Sections 8.02(a), 8.02(c) and 8.02(d) of this Agreement and to indemnify the applicable indemnified parties under Sections 8.02(a), 8.02(c) and 8.02(d) of the Master PSA and Sections 7.02(a), 7.02(c) and 7.02(d) of the Georgia UPA, and to indemnify the applicable indemnified parties under Section 9(b)(i)(1) and 9(b)(i)(3) of the Investor Pay-Off Letters, together shall not exceed the Cap. For the avoidance of doubt, the limitations set forth in this Section 8.03(a) shall not apply to any indemnification claim under Section 8.02(b).

(b) Except in the case of Fraud or intentional breach, the aggregate amount of Losses for which each Seller hereunder shall be required to indemnify the Purchaser Indemnified Parties pursuant to Section 8.02 of this Agreement shall be limited, in the aggregate, to the portion of the Purchase Price received by such Seller under this Agreement (including any Taxes deducted or withheld therefrom) (with each Parent Share issued to such Seller being valued at the Parent Share Value), and in no case will the aggregate liability of the Sellers for claims for indemnification under Section 8.02 exceed, in the aggregate and without duplication, the Purchase Price.

(a) Except in the case of Fraud or intentional breach, (i) the aggregate amount of Losses for which Parent and Purchaser shall be required to indemnify the Seller Indemnified Parties pursuant to Sections 8.03(a) and 8.03(c) of this Agreement and to indemnify the applicable indemnified parties under Sections 8.03(a) and 8.03(c) of the Master PSA and Sections 7.03(a) and 7.03(c) the Georgia UPA and Sections 9(b)(ii)(i) and 9(b)(ii)(3) of the Investor Pay-Off Letters, together shall not exceed an amount equal to the Cap, and (ii) the aggregate amount of Losses for which Parent and Purchaser shall be required to indemnify the Seller Indemnified Parties pursuant to Section 8.03(b) shall be limited, in the aggregate, to the Parent Share Consideration paid under this Agreement (including any Taxes deducted or withheld therefrom) (with each Parent Share included in the Parent Share Consideration being valued at the Parent Share Value).

(b) As used in this Article VIII, an “intentional breach” means an intentional action or intentional failure to act where the breaching party had actual knowledge that such action or failure to act was not permissible under this Agreement or other applicable Transaction Document. An “intentional breach” shall not apply to breaches of representations or warranties set forth in this Agreement.

Section 8.05 Procedures for Indemnification.

(a) No Seller Indemnifying Party shall be liable for any claim for indemnification under this Article VIII unless written notice of a claim for indemnification is delivered by the Purchaser Indemnified Party seeking indemnification to the Seller Indemnifying Party from whom indemnification is sought prior to the expiration of any applicable survival period set forth in Section 8.01 (in which event the claim shall survive until finally and fully resolved). If any third party notifies the Purchaser Indemnified Party with respect to any matter which may give rise to a claim for indemnification (a “Third Party Claim”) against the Seller Indemnifying Party under this Article VIII, then the Purchaser Indemnified Party shall notify the Seller Indemnifying Party reasonably promptly thereof in writing; provided, that no delay on the part of the Purchaser Indemnified Party in notifying the Seller Indemnifying Party shall relieve the Seller Indemnifying Party from any obligation hereunder except to the extent that the Seller Indemnifying Party is actually and materially prejudiced thereby. All notices given pursuant to this Section 8.05(a) shall describe with reasonable specificity the nature of the claim, the amount of the claim (to the extent then known) and the basis of the Purchaser Indemnified Party’s claim for indemnification.

(b) Following receipt of notice in accordance with Section 8.05(a) (other than a notice of a Third Party Claim against the Purchaser Indemnified Party, in which case Section 8.05(c) below shall apply), the Seller Indemnifying Party shall have thirty (30) days from the date it receives such notice (the “Dispute Period”) to make such investigation of the claim as the Seller Indemnifying Party deems necessary or desirable. For purposes of such investigation, the Purchaser Indemnified Party shall make available to the Seller Indemnifying Party all the material information related to such claim relied upon by or in possession or control of, the Purchaser Indemnified Party; provided, that such Purchaser Indemnified Party shall not be required to violate any Governmental Order or any applicable Law to which it is subject or to waive any attorney-client privilege or work product doctrine which any of them may possess or that may otherwise apply to such information. If the Seller Indemnifying Party disagrees with the validity or amount of all or a portion of such claim made by the Purchaser Indemnified Party, the Seller Indemnifying

Party shall deliver to the Purchaser Indemnified Party written notice thereof (the “Dispute Notice”) prior to the expiration of the Dispute Period. If no Dispute Notice is received by the Purchaser Indemnified Party within the Dispute Period or the Seller Indemnifying Party provides notice that it does not have a dispute with respect to such claim, such claim shall be deemed approved and consented to by the Seller Indemnifying Party (such claim, an “Approved Indemnification Claim”). If a Dispute Notice is received by the Purchaser Indemnified Party within the Dispute Period and the Purchaser Indemnified Party and the Seller Indemnifying Party do not agree to the validity and/or amount of such disputed claim, no payment shall be made until such disputed claim is resolved, whether by adjudication of such matter, agreement between the Purchaser Indemnified Party and the Seller Indemnifying Party, or otherwise (and upon any such resolution, such claim shall be deemed to be an Approved Indemnification Claim). Each Approved Indemnification Claim shall be paid by Sellers or Parent and Purchaser, as applicable, no later than five (5) Business Days after the date on which the subject claim became an Approved Indemnification Claim, in each case by wire transfer of immediately available funds to the account designated in writing by the party entitled to such payment.

(c) After the Purchaser Indemnified Party has given notice of a Third Party Claim to the Seller Indemnifying Party pursuant to Section 8.05(a), the Seller Indemnifying Party may, at its election, undertake and conduct the defense of such Third Party Claim at its own expense; provided, that the Seller Indemnifying Party fully acknowledges in writing its indemnification obligations to the Purchaser Indemnified Party. In such case, the Purchaser Indemnified Party may continue to participate in the defense of such Third Party Claim. If the Seller Indemnifying Party assumes the defense of any Third Party Claim, and unless (i) such settlement or consent to judgment does not impose or purport to impose any obligation or restriction on such Purchaser Indemnified Party or any of its Affiliates or any action or restrictions upon the conduct of the businesses of the Purchaser Indemnified Party or any of its Affiliates, (ii) the Purchaser Indemnified Party receives a full release of and from any other claims that may be made against the Purchaser Indemnified Party in connection with such Third Party Claim, (iii) the sole relief provided is monetary damages that are paid in full by the Seller Indemnifying Party, and (iv) there is no finding or admission of any violation by the Purchaser Indemnified Party of any applicable Law or any rights of any Person, the Seller Indemnifying Party shall not settle or consent to judgment with respect to such Third Party Claim without the written consent of the Purchaser Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary, the Seller Indemnifying Party shall not be entitled to assume the administration and defense of any Third Party Claim if: (i) the Seller Indemnifying Party has failed to assume the defense of such Third Party Claim within thirty (30) days of the Purchaser Indemnified Party’s delivery of notice of such Third Party Claim to the Seller Indemnifying Party, (ii) the aggregate amount reasonably expected to be incurred in connection with such Third Party Claim and all other outstanding claims on the RWI Indemnity Escrow Funds exceeds 150% of the remaining amount of the RWI Indemnity Escrow Funds, (iii) such Third Party Claim involves criminal or quasi-criminal allegations, (iv) the Third Party Claim includes a claim for injunctive relief, or (v) any Seller is the Seller Indemnifying Party and (A) Purchaser or the Insurer is required to assume the defense of the Third Party Claim pursuant to the terms thereof or (B) any Seller’s assumption of the defense of the Third Party Claim would reasonably be expected to cause a Purchaser Indemnified Party to lose coverage under the R&W Insurance Policy. The Purchaser Indemnified Party and the Seller Indemnifying Party shall render to each other such assistance as may reasonably be required of each other in order to ensure proper and adequate defense of any Third Party Claim subject to this Section 8.05. To the extent that the Purchaser Indemnified Party or the Seller Indemnifying Party does not participate in the defense of a particular Third Party Claim, the Person so proceeding with such Third Party Claim shall keep the other Person informed of all material developments and events relating to such Third Party Claim. No Purchaser Indemnified Party shall settle or consent to judgment with respect to any Third Party Claim for which the Seller Indemnifying Party has provided a written acknowledgement of its indemnification obligations to the Purchaser Indemnified Party without the written consent of the Seller Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.06 Sources of Recovery.

(a) Subject to the other applicable limitations of liability set forth in this Article VIII, all amounts payable by any Seller to any of the Purchaser Indemnified Parties pursuant to Section 8.02 shall be paid first by Sellers up to the retention amount outstanding under the R&W Insurance Policy, and second from the R&W Insurance Policy (if and to the extent covered thereby), and third directly from the Seller Indemnifying Parties and each Seller Indemnifying Party shall, subject to Section 8.04, be liable for such Seller Indemnifying Party’s Georgia C-Corporation Equity Percentage of such Losses.

(b) If a Purchaser Indemnified Party is entitled to be indemnified for Losses in the case of Fraud of the Georgia C-Corporation or intentional breach by the Georgia C-Corporation, or pursuant to Section 8.02(b) for a breach of a Seller Fundamental Representation by the Georgia C-Corporation, then such Purchaser Indemnified Party shall, subject to Section 8.06(a), be entitled to recover such Losses directly from the Seller Indemnifying Parties, and each Seller Indemnifying Party shall, subject to Section 8.04 and this Section 8.06, be liable for such Seller Indemnifying Party’s Georgia C-Corporation Equity Percentage of such Losses. If a Purchaser Indemnified Party is entitled to be indemnified for Losses in the case of Fraud of a Seller or intentional breach by a Seller, or pursuant to Section 8.02(b) for a breach of a Seller Fundamental Representation by a Seller, then such Purchaser Indemnified Party shall, subject to Section 8.06(a), be entitled to recover such Losses directly from such Seller, and such Seller shall, subject to Section 8.04 and this Section 8.06, be liable for the full amount of such Losses.

Section 8.07 Determination of Losses.

(a) Parent and Purchaser acknowledge and agree that no Seller shall have any Liability under this Article VIII for any Losses to the extent that such Losses are caused by or otherwise arise from any action (other than an action that is expressly permitted or required by this Agreement) taken by Parent, Purchaser or any of their Affiliates (including the Georgia C-Corporation) after the Closing. Parent, Purchaser and the Georgia C-Corporation, as the case may be, shall mitigate any Loss for which Parent and Purchaser could be entitled to indemnification under this Article VIII upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto to the extent required by applicable Law, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses (which costs shall constitute Losses).

(b) Each Seller acknowledges and agrees that Parent and Purchaser shall not have any liability under this Article VIII for any Losses to the extent that such Losses are caused by or otherwise arise from any action (other than an action that is expressly permitted or required by this Agreement) taken by such Seller after the Closing. Each Seller shall mitigate any Losses for which such Seller could be entitled to indemnification under this Article VIII upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto to the extent required by applicable Law, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to such Losses (which costs shall constitute Losses).

(c) The amount of any Losses for which indemnification is provided by the Seller Indemnifying Party to the Purchaser Indemnified Party under this Article VIII shall be net of (i) any accruals or reserves related to such Loss reflected on the Financial Statements, (ii) any amount for which a liability related to such Losses has been taken into account for purposes of the calculation of the Final Cash Consideration, (iii) any amounts that may be available to a Purchaser Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party and (iv) any insurance proceeds or other cash receipts or sources of reimbursement that may be available to the Purchaser Indemnified Party in connection with such Losses, including the R&W Insurance Policy (each source of recovery referred to in clauses (iii) and (iv), a “Collateral Source”), if any, attributable to such Losses; provided, that recovery from Collateral Sources other than the R&W Insurance Policy and shall be net of (x) any reasonable and documented out-of-pocket expenses (including Taxes) incurred by the Purchaser Indemnified Party, (y) any deductibles associated with the collection of such amounts and (z) any increases in insurance premium or other costs associated with collecting such amount; provided, that the Purchaser Indemnified Parties shall have no obligation to seek any such recovery, other than under the pre-Closing insurance policies of the Companies. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under this Article VIII is determined after payment by the Seller Indemnifying Party of any amount otherwise required to be paid to a Purchaser Indemnified Party pursuant to this Article VIII, then the Purchaser Indemnified Party shall repay to the Seller Indemnifying Party, promptly after such determination, any amount that the Seller Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

Section 8.08 Election of Claims. In the event that any Purchaser Indemnified Party alleges that they are entitled to indemnification hereunder, and that Purchaser Indemnified Party’s claim is covered under more than one provision of this Agreement, such Purchaser Indemnified Party shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification. In the case the state of facts giving rise to indemnification allows a Purchaser Indemnified Party to seek recovery for Losses under both Section 8.02(a), Section 8.02(b) or Section 8.02(c) of this Agreement and another subsection of Section 8.02 for which recovery under the R&W Insurance Policy is not available, such Purchaser Indemnified Party shall first bring such claim under Section 8.02(a), Section 8.02(b) or Section 8.02(c) and, after satisfaction of the retention amount outstanding under the R&W Insurance Policy (after giving effect to the Deductible Amount, to the extent applicable to such Losses), use commercially reasonable efforts to recover its Losses to the extent provided under the R&W Insurance Policy.

Section 8.09 Remedies Exclusive. Except (a) for remedies that cannot be waived as a matter of Law, (b) for specific performance, injunctive relief or other equitable remedies, or (c) in respect of claims based on Fraud or intentional breach, and without limiting any rights of the Purchaser Indemnified Parties under the R&W Insurance Policy, from and after the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy with respect to any and all claims arising under this Agreement. For purposes of clarity, as between Purchaser, on the one hand, and the insurer under the R&W Insurance Policy, on the other hand, none of the terms, limitations, conditions and restrictions (including time for asserting claims) on indemnification set forth in this Article VIII shall affect the rights of the Purchaser Indemnified Parties under the R&W Insurance Policy, which rights shall be governed solely thereby.

Section 8.10 Claims Unaffected by Investigation. The rights of the Purchaser Indemnified Parties to indemnification or reimbursement available to any Purchaser Indemnified Party under this Article VIII shall not be impacted or limited by any investigation conducted or knowledge obtained by or on behalf of any Purchaser Indemnified Party. The parties hereby acknowledge that, regardless of any such investigation or diligence or knowledge, Parent and Purchaser have entered into this Agreement in express reliance upon the representations, warranties, covenants or agreements of the Sellers and the Georgia C-Corporation in this Agreement.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement shall automatically be terminated at any time prior to the Closing Date without any action by any Seller the Sellers’ Representative, the Georgia C-Corporation, Purchaser or Parent concurrently with any termination of the Master PSA.

Section 9.02 Effect of Termination. In the event of any termination of the Agreement as provided in this Article IX, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of the Georgia C-Corporation, any Seller, the Sellers’ Representative, Parent or Purchaser, except that:

(a) the provisions of this Article IX and Article XI (including the right to seek specific performance and other equitable remedies pursuant to Section 11.11) shall survive any such termination of this Agreement; and

(b) nothing herein shall relieve any party hereto from liability for any breach of any provision hereof.

ARTICLE X

THE SELLERS’ REPRESENTATIVE

Section 10.01 Appointment. In addition to the other rights and authority granted to the Sellers’ Representative elsewhere in this Agreement, each of the Sellers irrevocably constitutes and appoints the Sellers’ Representative, as its agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including: (a) the execution of the documents and certificates pursuant to this Agreement; (b) the receipt of payments under or pursuant to this Agreement and disbursement thereof to the Sellers and others, as contemplated by this Agreement; (c) the payment of amounts due to Parent or Purchaser pursuant to this Agreement; (d) the receipt and forwarding of notices and communications pursuant to this Agreement; (e) the administration of the provisions of this Agreement; (f) the giving or agreeing to, on behalf of all or any of the Sellers any and all consents, waivers, amendments or modifications deemed by the Sellers’ Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (g) the amending of this Agreement or any of the instruments to be delivered to Parent or Purchaser pursuant to this Agreement; (h) the power to (A) dispute or refrain from disputing, on behalf of each Seller relative to any amounts to be received by such Seller under this Agreement or any agreements contemplated hereby, any claim made by Parent or Purchaser under this Agreement or other agreements contemplated hereby, (B) negotiate and compromise, on behalf of each such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) execute, on behalf of each such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; and (i) the engagement of attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

Section 10.02 Authorization. Notwithstanding Section 10.01, in the event that the Sellers’ Representative is of the opinion that it requires further authorization or advice from the Sellers on any matters concerning this Agreement, the Sellers’ Representative shall be entitled to seek such further authorization from the Sellers prior to acting on their behalf. In such event, each Seller shall vote in accordance with their respective Georgia C-Corporation Equity Percentages and the authorization of a majority of such Persons shall be binding on all of the Sellers and shall constitute the authorization of the Sellers. The appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. This authority granted to the Sellers’ Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law.

Section 10.03 Actions by Sellers’ Representative; Resignation; Vacancies. The Sellers’ Representative may resign from its position as the Sellers’ Representative at any time by written notice delivered to Parent, Purchaser, the Sellers. If there is a vacancy at any time in the position of the Sellers’ Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 10.02.

Section 10.04 No Liability. All acts of the Sellers’ Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Sellers and not of the Sellers’ Representative individually. The Sellers’ Representative shall not have any liability for any amount owed to Parent or Purchaser by a Seller pursuant to this Agreement. The Sellers’ Representative shall not be liable to any of the Georgia C-Corporation, Parent or Purchaser, in its capacity as the Sellers’ Representative, for any liability of a Seller or otherwise or for anything that it may do or refrain from doing in connection with this Agreement. The Sellers’ Representative shall not be liable to any Seller, in its capacity as the Sellers’ Representative, for any liability of a Seller or otherwise or for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement except in the case of the Sellers’ Representative’s gross negligence or willful misconduct. The Sellers’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as the Sellers’ Representative to Parent, Purchaser, the Georgia C-Corporation or the Sellers and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Sellers’ Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of the Sellers.

Section 10.05 Expenses. Any expenses or taxable income incurred by the Sellers’ Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Sellers’ Representative but shall be payable by and attributable to the Sellers based on their respective Georgia C-Corporation Equity Percentages. Notwithstanding anything to the contrary in this Agreement, the Sellers’ Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Sellers’ Representative in connection with the performance of his duties hereunder from the Sellers’ Representative Holdback Amount or any amounts delivered to the Sellers’ Representative pursuant to this Agreement. The Sellers’ Representative may from time to time submit invoices to the Sellers covering such expenses and liabilities. For the avoidance of doubt, neither Parent, Purchaser nor any of the Companies nor the Georgia C-Corporation shall have any responsibility or Liability to any Seller with respect to any amounts set-off or deducted by the Sellers’ Representative pursuant to this Section 10.05.

Section 10.06 Distributions. Any amounts distributed by the Sellers’ Representative pursuant to this Agreement to the Sellers shall be distributed pro rata in accordance with their respective Georgia C-Corporation Equity Percentage, net of the expenses of the Sellers’ Representative set off and deducted in accordance with Section 10.05. For the avoidance of doubt, neither Parent, Purchaser nor any of the Companies nor the Georgia C-Corporation shall have any responsibility or Liability to any Seller with respect to the allocation of any distribution pursuant to this Section 10.06

ARTICLE XI

MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to Sellers:

Mosaic Capital Investors I, LP

101 South Tryon Street, Suite 2620

Charlotte, NC 28280

Attention: Ian Mohler

Email: imohler@mosaic-cp.com

True West Capital Partners Fund II, L.P.

10880 Wilshire Boulevard, Suite 2090

Los Angeles, CA 90024

Attention: Iain Douglas

Email: Iain Douglas igd@truewestcp.com

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, NC 28202

Attention: Christopher S. Nesbit

Email: cnesbit@mcguirewoods.com

If to the Georgia C-Corporation:

Hollandia Produce GA Investor Corporation

c/o Mosaic Capital Investors I, LP

101 South Tryon Street, Suite 2620

Charlotte, NC 28280

Attention: Ian Mohler

Email: imohler@mosaic-cp.com

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, NC 28202

Attention: Christopher S. Nesbit

Email: cnesbit@mcguirewoods.com

If to the Sellers’ Representative:

Mosaic Capital Partners

101 South Tryon Street, Suite 2620

Charlotte, NC 28280

Attention: Ian Mohler

Email: imohler@mosaic-cp.com

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, NC 28202

Attention: Christopher S. Nesbit

Email: cnesbit@mcguirewoods.com

If to Parent or Purchaser:

Local Bounti Corporation

220 W Main Street

Hamilton, MT 59840

Attention: Kathleen Valiasek

Email: kvaliasek@localbounti.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

535 Mission Street, 25th Floor

San Francisco, CA 94105

Attention: Michael S. Dorf

Email: mdorf@shearman.com

Section 11.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06 Entire Agreement. This Agreement, the Master PSA and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement (and all rights, interests and obligations hereunder) may be assigned, in whole or in part, without consent of any Seller, the Sellers’ Representative or the Georgia C-Corporation, for collateral security purposes to any Persons providing financing to Purchaser (including the Financing Sources), including for purposes of creating a security interest herein or otherwise assigning Purchaser’s rights hereunder as collateral in respect of such financing. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) for the provisions of Article VIII, and Section 6.09 (Conflicts; Privilege), which, in each case, are intended to be for the benefit of the Persons identified in such Article and Sections and may be enforced by such Persons, and (ii) the Financing Sources shall be third-party beneficiaries of the provisions of Section 11.07, this Section 11.08, Section 11.09, Section 11.10 and Section 11.13, and shall have the right to enforce the provisions thereof, to the extent expressly applicable to the Financing Sources.

Section 11.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Purchaser and the Sellers’ Representative. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding anything to the contrary contained herein, no amendments, modifications or supplements to, or waivers of, any provision of which any Financing Source is expressly made a third-party beneficiary pursuant to Section 11.08 shall be permitted in any manner materially adverse in any respect to any Financing Source without the prior written consent of such Financing Source.

Section 11.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule; provided, that each of the parties agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Financing shall be construed and enforced in accordance with, and governed by, the Laws of the State of New York, without giving regard to conflicts or choice of law principles that would result in the application of the Laws of any jurisdiction other than the State of New York.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree (i) that any action of any kind or description, whether in law or in equity, whether in contract or tort or otherwise, involving the Financing Sources or arising out of or relating to the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York (and the appellate courts thereof), or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and each party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support any other Person in bringing any such action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses, if any, provided for notice purposes in any document relating to the Debt Financing will be effective service of process against them for any such action brought in any such court, (iv) to waive and hereby irrevocably waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO AGENT OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(C).

Section 11.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief without the posting of any bond or other security to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, including Sellers’ obligation to sell the Shares to Purchaser and Purchaser’s obligation to purchase the Shares from the Sellers, and the breaching party waives the defense that an adequate remedy at law may exist.

Section 11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.13 Non-Recourse.

(a) This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties in the preamble hereto and then only with respect to the specific obligations set forth herein with respect to such party. No Financing Source, and no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Agents of any Financing Source or any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby, including any negotiation, execution, performance, or breach of this Agreement or any other document relating to the transactions contemplated by the Transaction Documents.

(b) The provisions of this Section 11.13, together with the remedies specified in Article VIII, were specifically bargained for between Sellers and Purchaser and were taken into account by Sellers and Purchaser in agreeing to the amount of the Purchase Price, the adjustments thereto and the other terms and conditions hereof. Sellers and Purchaser have specifically relied upon the provisions of this Section 11.13, together with the remedies specified in Article VIII, in agreeing to the Purchase Price, the adjustments thereto and the other terms and conditions hereof, including in agreeing to provide the specific representations and warranties set forth herein.

(c) Each of the parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in Contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

MOSAIC CAPITAL INVESTORS I, LP

By:	/s/ William Hayes
Name: William Hayes
Title: Member

TRUE WEST CAPITAL PARTNERS FUND II, L.P.

By:	/s/ Iain G. Douglas
Name: Iain G. Douglas
Title: Member

TARGET:

HOLLANDIA PRODUCE GA INVESTOR CORPORATION

By:	/s/ William Hayes
Name: William Hayes
Title: Member

SELLERS’ REPRESENTATIVE:

MOSAIC CAPITAL INVESTORS LLC, A DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ William Hayes
Name: William Hayes
Title: Member

[Signature Page to Purchase and Sale Agreement of Hollandia Produce GA Investor Corporation]

PURCHASER:

LOCAL BOUNTI OPERATING COMPANY LLC

By:	/s/ Kathleen Valiasek
Name: Kathleen Valiasek
Title: Chief Financial Officer

PARENT:

LOCAL BOUNTI CORPORATION

By:	/s/ Kathleen Valiasek
Name: Kathleen Valiasek
Title: Chief Financial Officer

[Signature Page to Purchase and Sale Agreement of Hollandia Produce GA Investor Corporation]